CONTACT:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CFNB REPORTS 40% INCREASE IN THIRD QUARTER EARNINGS,
FILING OF MARCH 31, 2006 FORM 10-Q; RESTATEMENT OF FINANCIALS

IRVINE, CALIFORNIA, August 7, 2006 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced that it had completed its review of the accounting matters that delayed the release of results and filing of the Company’s Form 10-Q for the period ended March 31, 2006. The Form 10-Q is being filed with the Securities and Exchange Commission (“SEC”) concurrently with this release.

With the completion of management’s review of its accounting for lease extensions accounted for as sales-type leases, and following consultation with the Office of the Chief Accountant of the SEC, the Company has determined that its method for accounting for sales-type leases is in accordance with generally accepted accounting principles and Statement of Financial Accounting Standards No. 13 “Accounting for Leases” (“SFAS No. 13”). However, as a result of this analysis, the Company determined that certain lease extensions classified as sales-type leases should have been classified as operating leases. The difference in lease classification results in different timing of income recognition within generally a six to twelve month extension term. While the timing adjustments are not material on an annual basis, the impact on certain quarters was more significant and the Company has determined it appropriate to restate its financial statements for the years ending June 30, 2004 and 2005 and the first two quarters of fiscal 2006. The adjustments do not have any impact on the overall cash flows of the Company and only an immaterial effect on the balance sheets as of the end of each of the periods. All results and discussion below for the third quarter and first nine months of fiscal 2005 are based on results after giving effect to the adjustments made to the fiscal 2005 financial statements.

Results for Third Quarter and Nine Months Ended March 31, 2006

For the third quarter of fiscal 2006, net earnings increased 40% to $2.8 million from net earnings of $2.0 million for the third quarter of fiscal 2005. Diluted earnings per share for the third quarter increased 39% to $0.24 per share, compared to $0.17 per share for the third quarter of the prior year. For the nine months ended March 31, 2006, net earnings increased 29% to $7.4 million, compared to $5.8 million for the first nine months of fiscal 2005. Diluted earnings per share were $.65 for the first nine months of fiscal 2006, up 28% from $0.51 per share for the same period of fiscal 2005.

Gross profit for the third quarter of fiscal 2006 of $9.3 million was up 12% from $8.3 million for the third quarter of the prior year. This was due almost entirely to a $943,000 increase in net direct finance and interest income after provision for lease losses. A 23% increase in total direct finance and interest income to $6.4 million, from $5.2 million for the third quarter of fiscal 2005, reflects a 17% increase in the average investment in leases and slightly higher yields earned, which offset higher interest expense on deposits resulting from higher deposit balances and higher average rates.

For the first nine months of fiscal 2006, gross profit of $26.4 million increased 9% from $24.3 million earned in the same period of the prior year. The increase included a $1.2 million increase in net direct finance and interest income after provision for lease losses and a $918,000 increase in other income. Total direct finance and interest income of $17.2 million for the first nine months of 2006 was up 16% from $14.8 million for the nine months of the prior year. This increase in total direct finance and interest income reflected a 20% increase in the average investment in capital leases, but was offset by a 158%, or $1.0 million, increase in interest expense resulting from higher deposit balances and higher average rates paid, and a higher provision for lease losses. The increase in the provision for lease losses during the first nine months of fiscal 2006 primarily related to growth in the portfolio. The increase in other income for the first nine months of fiscal 2006 was due to a large increase in the gain on sale of leased property.

During the third quarter of fiscal 2006, CalFirst Bancorp’s selling, general and administrative (“S,G&A”) expenses decreased by 7% to $4.8 million, compared to $5.1 million during the third quarter of fiscal 2005. For the first nine months of fiscal 2006, S,G&A expenses were down 6% to $14.2 million, compared to $15.1 million reported for the first nine months of the prior year. The decrease in S,G&A expenses for both periods is due to lower costs resulting from a slightly smaller sales force and lower variable costs resulting from efforts to control costs.

Restatement of Financial Statements

As disclosed by the Company in May 2006, the Company is amending the presentation of its Consolidated Statements of Cash Flows to comply with guidance under Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" ("SFAS No. 95"). The revision to the presentation provides for the Company to a) recognize cash flows related to the gain on sale of leased property and sales-type lease income as investing activities rather than operating activities, b) recognize cash flows related to property acquired for transactions in process as investing activities rather than as operating cash flows, and c) separately present cash outflows and inflows related to lease investments. The restatements will solely affect the classification of these activities and the subtotals of cash flows from operating and investing activities presented in the Consolidated Statements of Cash Flows, but they will have no impact on the net increase (decrease) in cash and cash equivalents set forth in such statements of cash flows for any of the previously reported periods. In addition, as noted above, the Company is restating its financial results to correct certain errors related to the accounting for certain lease extensions as sales-type leases rather than as operating leases. The difference in lease classification results in different timing of income recognition within the extension term and a change in classification of such leases on the balance sheet from net investment in capital leases to property on operating leases.

The Form 10-Q for the three months ended March 31, 2006 filed with the SEC today presents restated financials for the three and nine-month periods ended March 31, 2005 that conform to the presentation of results for fiscal 2006 included therein. The Form 10-K for the year ended June 30, 2006 to be filed by the Company will include restated financial statements for the fiscal years ending June 30, 2004 and 2005, as well as other information restated as appropriate. The Company currently expects to report results for the year ended June 30, 2006 on or about August 15, 2006, and to file its Form 10-K on or about September 15, 2006.

Summary Effects of Restatement on Earnings

The following tables summarize the impact of the adjustments relating to the reclassification of certain lease extensions on affected line items within the Company’s previously reported Statements of Earnings for the years ended June 30, 2004 and 2005, each of the quarters in fiscal 2004 and 2005 and the first six months of fiscal 2006. The restatement has an immaterial effect on Consolidated Balance Sheets at the end of each of the stated periods and has no effect on the timing or amount of actual cash flows.

	Fiscal Year End June 30, 2004
(Decrease) in thousands,	First	Second	Third	Fourth	Fiscal
except per share amounts (unaudited)	Quarter	Quarter	Quarter	Quarter	Year

Total other income	$-	$(137)	$(590)	$(3)	$(730)
Provision for income taxes	-	(52)	(228)	(1)	(281)
Net earnings	$-	$(85)	$(362)	$(2)	$(449)

Impact on earnings per share
Diluted earnings per share, as reported	$0.21	$0.22	$0.25	$0.20	$0.88
Adjustment	-	(0.01)	(0.03)	-	(0.04)
Diluted earnings per share, restated	$0.21	$0.21	$0.22	$0.20	$0.84

	Fiscal Year End June 30, 2005
Increase in thousands,	First	Second	Third	Fourth	Fiscal
except per share amounts (unaudited)	Quarter	Quarter	Quarter	Quarter	Year

Total other income	$181	$23	$111	$89	$404
Provision for income taxes	67	9	42	34	152
Net earnings	$114	$14	$69	$55	$252

Impact on earnings per share
Diluted earnings per share, as reported	$0.14	$0.18	$0.17	$0.23	$0.72
Adjustment	0.01	0.01	-	-	0.02
Diluted earnings per share, restated	$0.15	$0.19	$0.17	$0.23	$0.74

Six Months Ending December 31, 2005
(Decrease) in thousands.	First	Second	Six
except per share amounts (unaudited)	Quarter	Quarter	Months

Total other income	$ (39)	$ (206)	$ (245)
Provision for income taxes	(15)	(79)	(94)
Net earnings	$ (24)	$ (127)	$ (151)

Impact on earnings per share
Diluted earnings per share as reported	$ 0.21	$ 0.21	$ 0.42
Adjustment	-	(0.01)	(0.01)
Diluted earnings per share, restated	$ 0.21	$ 0.20	$ 0.41

Summary Effects of Restatement of Consolidated Cash Flow Statement

The following table summarizes the effects of the restatement of the Consolidated Statement of Cash Flows for the years ended June 30, 2004 and 2005. The reclassification of the items noted above has the effect of decreasing the reported cash provided from operating activities and decreasing the cash flow used in investing activities as compared to the Company’s previously issued financial statements.

(amounts in thousands, unaudited)	Years Ended June 30,
	2004	2005
Net cash provided by operating activities, previously reported	$ 757	$ 9,447
Restatement of cash flows related to:
Net income	(449)	252
Sale of property and sales-type leases	(16,101)	(13,958)
Transactions in process	10,194	3,571
Other	(172)	699
Restated net cash provided by (used in) operating activities	$ (5,771)	$ 11

Net cash used for investing activities, previously reported	$ (16,869)	$ (35,533)
Restatement of cash flows related to:
Proceeds from sale of property and sales-type leases	16,101	13,958
Investment in leases and transactions in process	(10,194)	(3,571)
Other	621	(951)
Restated net cash used for investing activities	$ (10,341)	$ (26,097)

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank (“CalFirst Bank”) is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, the timing of filing of the June 30, 2006 Form 10-K. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual timing of the filing of the 10-K to be different than expected, including the potential for delays in completion of the audited financial statements and the adjustments to prior period financial statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2006.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings (unaudited)
(000's except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
		(Restated)		(Restated)
Direct finance income	$6,030	$4,969	$16,334	$14,100
Interest income on investments	$335	$186	$897	$695
Total direct finance and interest income	$6,365	$5,155	$17,231	$14,795

Interest expense on deposits	$683	$264	$1,679	$651
Provision for lease losses	$-	$152	$402	$152
Net direct finance and interest income, after provision for lease losses	$5,682	$4,739	$15,150	$13,992

Other income
Operating and sales-type lease income	$1,004	$1,147	$2,833	$3,482
Gain on sale of leases and leased property	$2,416	$2,192	$7,785	$5,902
Other fee income	$175	$202	$588	$904
Total other income	$3,595	$3,541	$11,206	$10,288

Gross Profit	$9,277	$8,280	$26,356	$24,280

Selling, general and administrative expenses	$4,781	$5,121	$14,199	$15,053

Earnings before income taxes	$4,496	$3,159	$12,157	$9,227

Income taxes	$1,742	$1,185	$4,711	$3,460

Net earnings	$2,754	$1,974	$7,446	$5,767

Basic earnings per share	$0.25	$0.18	$0.67	$0.52
Diluted earnings per share	$0.24	$0.17	$0.65	$0.51

Weighted average common shares outstanding	11,125	11,089	11,114	11,066
Diluted number of common shares outstanding	11,457	11,408	11,434	11,334

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets (unaudited)
(000’s)

ASSETS	March 31, 2006	June 30, 2005
		(Restated)
Cash and short term investments	$ 43,624	$ 43,321
Investment securities	1,137	1,484
Net receivables	2,085	1,636
Property for transactions in process	29,843	34,052
Net investment in capital leases	213,400	187,432
Other assets	1,859	2,162
Discounted lease rentals assigned to lenders	8,945	8,405
	$ 300,893	$ 278,492
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 5,302	$ 4,233
Income taxes payable, including deferred taxes	8,038	15,705
Deposits	77,368	54,098
Other liabilities	9,871	9,313
Non-recourse debt	8,945	8,405
Total liabilities	109,524	91,754
Stockholders' Equity	191,369	186,738
	$ 300,893	$ 278,492